Exhibit 10.9

CONSULTATION REPORT OF

UDF X
The Fairness of the Financing Terms
Between United Development Funding III, L.P.
and United Development Funding X, L.P.,
Dated August 30, 2008

Prepared For:

Mr. Hollis Greenlaw
President
UMTH Land Development, LP
1702 N. Collins Boulevard, Suite 100
Richardson, TX  75080

Prepared By:

JACKSON CLABORN, INC.
Real Estate Consulting and Appraisal Services
5800 W. Plano Parkway, Suite 220
Plano, TX 75093

Jackson Claborn, Inc.
• Real Estate Consulting and Appraisal Services •
• Plano, Texas • Southlake, Texas •
www.jacksonclaborn.com
Jimmy H. Jackson, MAI David Claborn, MAI
Allen W. Gardiner, SRA Dod W. Clapp, SRA

August 30, 2008

Mr. Hollis Greenlaw
President
UMTH Land Development, LP
1812 Cindy Lane, Suite 200
Bedford, TX 76021

RE:	A consultation report of the fairness of the financing terms between United Development Funding III, L.P., and United Development Funding X, L.P., dated August 30, 2008; our file number ___________

Ladies and Gentlemen:

At your request, we have performed a consulting assignment regarding the above-referenced agreement as of August 30, 2008, subject to certain assumptions and limiting conditions that are attached. Our employment was not based upon an appraisal producing a specific value or a value range and it should also be noted that this assignment should not be considered to be an appraisal report as we are not providing our opinion as to the sales price of the subject property, but only providing our opinion as to the fairness of the financing terms. Furthermore, we have not inspected the subject property of the above-referenced agreement.

You have requested our opinion as an independent advisor (as that term is defined in the Prospectus of United Development Funding III, L.P. dated May 15, 2006) as to the fairness of the terms of that certain note to be dated effective as of November 12, 2007 amongst and between United Development Funding III, L.P., a Delaware limited partnership (“UDF III”) as Lender and United Development Funding X, L.P., a Delaware limited partnership (“UDF X”) as Borrower (the “UDF X Note”) and the subsequent amendment thereof dated August 26, 2008 entitled the First Amendment to Secured Line of Credit Promissory Note (the “UDF X Note Amendment”).  Pursuant to the terms of the UDF X Note, UDF III agreed to advance to UDF X the amount of up to $70,000,000 at an annual interest rate of 15.0%, which amount shall be due and payable along with accrued and unpaid interest on September 30, 2012.  We issued a Fairness Opinion dated October 1, 2007 with respect to the financing terms of this transaction and deemed “…the terms of the UDF X Note are fair and at least as favorable to UDF III as such transaction with an unaffiliated party in similar circumstances.”

Headquarters: 5800 W. Plano Parkway • Suite 220 • Plano, Texas 75093 • (972) 732-0051 • FAX (972) 733-1403
Branch Office: 1560 E. Southlake Blvd. • Suite 220 • Southlake, Texas 76092 • (817) 421-3833 • FAX (817) 421-3844

UMTH Land Development, LP
Page Two
August 30, 2008

Subsequent to rendering this opinion, Borrower and Lender have entered into the UDF X Note Amendment where by the funding obligation under the UDF X Note will be reduced from $70,000,000 to $25,000,000.  Other than the reduction in the funding obligation, there are no other changes in terms or conditions of this credit facility.  The credit facility shall still revolve allowing for interest to accrue on a monthly basis which shall be compounded on an annual basis if not paid in full on each anniversary date.  The security for the loan shall remain to be all the assets and receivables held in UDF X, including without limitation, the assignment of any liens and entity equity interests pledged to UDF X in the course of its business.

Since UDF X is an “Affiliated Party”, any amendment or change to the original transaction and credit facility requires UDF III to obtain a fairness opinion with respect to the terms of the transaction as amended.

We are a full service real estate appraisal and consulting firm. As part of our real estate appraisal and consulting services, we are regularly engaged in the consultation with regard to real estate value and finance.

We are acting as an independent advisor to UDF III in connection with the UDF X Note and will receive a fee for our services. The opinion fee is not contingent upon the conclusions of our opinion. In addition, UMTH Land Development, L.P. has agreed to indemnify us for certain liabilities arising out of our engagement.

In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed the details of the transaction with UDF X, (ii) reviewed the terms of the UDF X Note, (iii) reviewed materials provided to us by members of the senior management of UDF III with respect to the described transaction; (iv) conducted discussions with members of the senior management of UDF III with respect to the described transaction; and (v) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

With respect to the data and discussions relating to the transaction, we have assumed, at the direction of management of UDF III and without independent verification, that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of UDF III. We have further relied on the assurances of senior management of UDF III that they are unaware of any facts that would make such information incomplete or misleading.

UMTH Land Development, LP
Page Three
August 30, 2008

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by UDF III, and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities (contingent or otherwise) involved in the contemplated transaction. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property involved in the contemplated transaction. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.

Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on market, economic, financial, legal and other conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm our opinion.
Our opinion expressed herein is provided for the information and assistance of the senior management of UDF III in connection with the UDF X Note.

Our opinion does not address the merits of the underlying decision by UDF III to undertake the UDF X Note, but solely addresses the fairness of the terms associated therewith.

Based on and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, that the terms of the UDF X Note as amended by the UDF X Note Amendment are fair and at least as favorable to UDF III as such transaction with an unaffiliated party in similar circumstances.

This consulting assignment conforms to the requirements of the Code of Professional Ethics and the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Institute and instituted by the State of Texas. If you have any questions regarding the contents of this report, please contact either of the undersigned.

Respectfully submitted,

/s/ Jackson Claborn, Inc.

JACKSON CLABORN, INC.

CERTIFICATION - CONSULTATION

We certify to the best of our knowledge and belief, that:

The statements of fact contained herein and upon which the opinions herein are based, are true and correct, subject to the assumption and limiting conditions explained in the report.

Employment in and compensation for providing this consultation are in no way contingent upon any value reported and we certify that we have no interest, either present or contemplated, in the subject property. We have no personal interest or bias with respect to the subject matter of this consultation report or the parties involved.

This consultation report identifies all of the limiting conditions (imposed by the terms of my assignment or by the undersigned) affecting the analysis, opinions and conclusions contained in this report.

The analysis, opinions and/or conclusions, if any, contained in this report have been developed in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

The use of this consultation report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

No one other than the undersigned prepared the analysis, opinions or conclusions concerning real estate that are set forth in this consultation report.

Mr. Ernest E. Gatewood, III has not personally inspected the property that is the subject of this report.

We certify that this consultation assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

/s/ Jackson Claborn, Inc.

JACKSON CLABORN, INC.

ASSUMPTIONS AND LIMITING CONDITIONS

This consultation is expressly subject to the following assumptions and limiting conditions:

1)	No responsibility is assumed for matters of legal nature. It is assumed that title to the property is marketable and the legal description furnished us is correct.

2)	The property is treated as though under responsible ownership and competent management and free and clear of all liens and encumbrances.

3)
The described physical condition of any improvements is based on visual inspection only. It is assumed that there are no hidden or unapparent physical conditions affecting value such as the existence of hazardous materials such as asbestos or any other potentially hazardous materials. No liability is assumed for the soundness of structural members, equipment or soil conditions, since no engineering tests were made.

4)
Improvements are considered to be within lot lines and in accordance with local zoning and building ordinances, as well as all applicable Federal, state and local environmental laws and regulations, except as noted herein. Any plats, diagrams or drawings provided are intended solely to facilitate understanding and aid to the reader in picturing the property and are not meant to be used as references in matters of survey, as no survey was made and no liability is assumed regarding questions of survey.

5)
It is assumed that all required private, Federal, state or local licenses, certificates of occupancy, consents or other legislative or administrative permissions required have been or can be readily obtained or renewed for any use on which the value estimate in this report is based.

6)	Any information received from public or private sources is believed to be reliable; however, no warranty is given for its accuracy.

7)
The authors shall not be required to give further consultation or testimony or appear in court, by reason of this consultation report with reference to the property described unless previous arrangements have been made to that effect.

8)
Disclosure of the contents of this consultation report is governed by the Bylaws and Regulations of the Appraisal Institute. Possession of this consultation report or a copy thereof or any part thereof, does not carry with it the right of publication, nor may it be used by anyone but the party for whom it has been prepared without the previous written consent of the appraisers and, in any event, only with proper written qualifications and only in its entirety.

9)
Neither all nor any part of the contents of this consultation report (especially conclusions as to value, the identity of the appraisers or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales or other media without the prior written consent and approval of Jackson Claborn, Inc.

10)
Any opinions of value stated herein are based on the purchasing power of the dollar as of the date of this report, except as otherwise specified. Therefore, the opinion of value is considered reliable only as of the stated date of valuation.

11)
This consultation report is intended to be read and used as a whole and not in parts. Separation of any section or page from the main body of the consultation report is expressly forbidden and will be considered as invalidating the consultation.

12)
Any allocation of value of this consultation report between land and improvements applies only to this consultation and must not be used as part of any other appraisal and is invalid if so used. The value reported for any portion appraised, plus the value of all other portions may or may not equal the value of the entire parcel or tract considered as an entity.

13)
No responsibility is assumed for the accuracy of any descriptions of physical materials and conditions pertaining to the property or for any damages sustained in connection with actual or potential deficiencies or hazards such as, but not limited to, inadequacies or defects in the structure, design, mechanical equipment or utility services associated with the improvements; air or water pollution; noise; flooding; storms or wind; traffic and other neighborhood hazards; radon gas, asbestos, natural or artificial radiation or toxic substances of any description, whether on or off the premises.

14)
The opinions of value and/or lease rates contained within this consultation report are estimates. There is no guarantee, written or implied, that the subject will actually sell or lease for the estimated value/lease rate.

15)
The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. Indeed, we have not been supplied with nor have we rendered a qualified opinion as to whether or not there are any "readily achievable" barrier removal items present. It is possible that a survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act.  If so, this fact could have a negative affect upon the value of the property.  Since we have no direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.  Consequently, the subject property has been valued assuming compliance to ADA.  Should a professional survey prove non-compliance, we reserve the right to re-evaluate the property.